Ex-10.9

September 30, 2010

Adirondack Shipping LLC

RE:                              Bareboat Charter Party dated as of January 24, 2007 (as amended and supplemented, the “Charter”) among Adirondack Shipping LLC as Owner (the “Owner”), Fairfax Shipping Corp. as Charterer (the “Charterer”), and the Guarantors named therein in respect of the Panamanian registered and Philippines bareboat registered SEMINOLE PRINCESS

Reference is hereby made to the Charter.  Capitalized terms defined in the Charter and not otherwise defined herein are used herein as therein defined.

We hereby notify you that TBS International plc and its subsidiaries and affiliates (including the Charterer) will be suspending the payment of certain upcoming scheduled charter hire payments under the Charter and principal installments owing in respect of certain indebtedness of such persons, as more particularly described on Schedule 1 hereto, for a period of 45 days beginning on September 30, 2010 (the “Payment Suspension”).  The Payment Suspension will result in a Charterparty Event of Default under (i) Clause 40(1)(a) of the Charter with respect to the charter hire payment due under the Charter on October 1, 2010 and November 1, 2010 and (ii) Clause 40(1)(d) of the Charter with respect to the scheduled principal installments due under the other loan facilities in the amounts and on the dates set forth on Schedule 1 (such Events of Default, the “Specified Events of Default”).

In order to allow time for TBS International plc and its subsidiaries and affiliates, including the Charterer, to work with their various lenders and creditors, including the Owner, towards a mutually agreeable solution on their outstanding indebtedness, we hereby request that the Owner forbear from exercising any of the rights or remedies arising from the Specified Events of Default available to them under the Charter or under applicable law (all of which rights and remedies are hereby expressly reserved by the Owner) until the earlier of (i) the occurrence of a Forbearance Termination Event and (ii) 12:01 a.m. E.S.T. on November 15, 2010.  As used herein, a “Forbearance Termination Event” shall mean the occurrence of any Charterparty Event of Default under the Charter other than the Specified Events of Default.

Such forbearance in respect of the Credit Parties’ rights and remedies under the Finance Documents is conditioned upon and subject to (i) the payment by the Charterer of the amounts set forth on Schedule 2 hereto, on the dates listed therein, and (ii) TBS International plc and/or their applicable subsidiaries and affiliates having entered into amendments, waivers, forbearances or other modifications, on or before September 30, 2010 in respect of each of the other loan facilities listed on Schedule 1 hereto, deferring and/or forbearing any rights of the respective creditor parties under such loan facilities arising as a result of the Payment Suspension.

Subject to the condition precedent stated in the preceding paragraph and subject to the other terms and conditions set forth above, by counter-signing this letter the Owner agrees to forbear from exercising any of the rights or remedies arising from the Specified Events of Default.

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Very truly yours,

TBS INTERNATIONAL, PLC

		By:	/s/ Ferdinand V. Lepere
Name: Ferdinand V. Lepere
Title: Senior Executive Vice President

Acknowledged and Agreed,

ADIRONDACK SHIPPING LLC

By:	/s/ Adnan Mohammed
Name: Adnan Mohammed
Title: President

Schedule 1

Facility	Principal Payment Amount	Date Due

Bank of America Facility, as amended and restated on March 26, 2008	$9,500,000	September 30, 2010

AIG Facility dated as of December 7, 2007	$1,800,000	October 1, 2010

DVB Facility dated as of January 16, 2008	$2,608,000	October 23, 2010

Schedule 2

Payment Date	Amount	To be applied to

Oct. 1, 2010	$98,558.84	Payment originally due under Charter on Oct. 1, 2010

Nov. 15, 2010	$156,881.16	Payment originally due under Charter on Oct. 1, 2010

Nov. 1, 2010	$100,655.77	Payment originally due under Charter on Nov. 1, 2010

Nov. 15, 2010	$146,544.23	Payment originally due under Charter on Nov. 1, 2010